Exhibit 4.23
AMENDMENT NO. 17 TO
AMENDED AND RESTATED CREDIT AGREEMENT
     This Amendment No. 17 to Amended and Restated Credit Agreement (this “Amendment”), dated as of February 5, 2007, is entered into by and between SIFCO INDUSTRIES, INC. (the “Borrower”) and NATIONAL CITY BANK (the “Bank”) for the purposes amending and supplementing the documents and instruments referred to below.
WITNESSETH:
     WHEREAS, Borrower and Bank are parties to an Amended and Restated Credit Agreement made as of April 30, 2002, as amended from time to time (as amended, the “Credit Agreement” providing for $6,000,000 of revolving credits; all terms used in the Credit Agreement being used herein with the same meaning); and
     WHEREAS, Borrower and Bank desire to further amend certain provisions of the Credit Agreement to extend the Expiration Date of the Subject Commitment and to waive the violation of a certain financial covenant;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
SECTION I — Amendment to Credit Agreement
A. Subsection 2A.02 of the Credit Agreement is hereby amended to extend the Expiration Date from October 1, 2007 to April 1, 2008.
SECTION II — Waiver
     Bank hereby waives all violations of section 3B.01 with regard to the minimum EBITDA requirement which occurred on or prior to October 31, 2006. The execution, delivery and effectiveness of this specific waiver shall not operate as a waiver of any other right, power or remedy of Bank under the Credit Agreement or constitute a continuing waiver of any kind.
SECTION III — Representations and Warranties
     Borrower hereby represents and warrants to Bank, to the best of Borrower’s knowledge, that
(A) none of the representations and warranties made in the Credit Agreement or any Related Writing, (collectively, the “Loan Documents”) has ceased to be true and complete in any material respect as of the date hereof; and
(B) as of the date hereof no “Default” has occurred that is continuing under the Loan Documents.
SECTION IV — Acknowledgments Concerning Outstanding Loans
     Borrower acknowledges and agrees that, as of the date hereof, all of Borrower’s outstanding loan obligations to Bank are owed without any offset, deduction, defense, claim or counterclaim of any nature whatsoever. Borrower authorizes Bank to share all credit and financial information relating to Borrower with each of Bank’s parent company and with any subsidiary or affiliate company of such Bank or of such Bank’s parent company.
SECTION V — References
     On and after the effective date of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, or words of like import referring to the Credit Agreement shall mean and refer to the Credit Agreement as amended hereby. The Loan Documents, as amended by this Amendment, are and shall continue to be in full force and effect and are hereby ratified and confirmed in all respects. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Bank under the Loan Documents or constitute a waiver of any provision of the Loan Documents except as specifically set forth herein.

SECTION VI — Counterparts and Governing Law
     This Amendment may be executed in any number of counterparts, each counterpart to be executed by one or more of the parties but, when taken together, all counterparts shall constitute one agreement. This Amendment, and the respective rights and obligations of the parties hereto, shall be construed in accordance with and governed by Ohio law.
     IN WITNESS WHEREOF, Borrower and Bank have caused this Amendment to be executed by their authorized officers as of the date and year first above written.

SIFCO INDUSTRIES, INC.		NATIONAL CITY BANK

By:	/s/ Frank A. Cappello	By:	/s/ Christian S. Brown

Name:	Frank A. Cappello	Name:	Christian S. Brown
Title:	V.P. Finance and CFO	Title:	Vice President

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